Exhibit 15(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-208276 and 333-178183 on Forms S-8 and Registration Statement No. 333-215126 on Form F-3 of our reports dated March 23, 2018, relating to the consolidated financial statements of Advanced Semiconductor Engineering, Inc. and its subsidiaries (which report expresses an unqualified opinion based on our audit and the report of the other auditors); and the effectiveness of Advanced Semiconductor Engineering, Inc. and its subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of Advanced Semiconductor Engineering, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche

Taipei, Taiwan

Republic of China

March 28, 2018